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                                                                EXHIBIT 2.1(f)

                                   EXHIBIT F
                                   ---------
                             ARTICLES OF AMENDMENT
                   AMENDED AND RESTATED DECLARATION OF TRUST
                        OF ARCHSTONE COMMUNITIES TRUST


          The undersigned, being an officer duly authorized by unanimous vote of the Trustees of Archstone Communities Trust, a Maryland real estate investment trust (the "Trust"), does hereby certify pursuant the provisions of Article VI,
Section 1 of the Trust's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), and Section 8-501 of the Corporations and Associations Article of the Annotated Code of Maryland, that the Board of Trustees of the Trust has adopted a resolution declaring this amendment to the declaration of trust as hereinafter set forth to be advisable and that the shareholders of the Trust have approved such amendment by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

          Therefore, the Declaration of Trust is hereby amended as follows:

          1. The following provision is hereby added at the end of each of the following provisions of the Declaration of Trust; (i) Section (i)(ii) of Annex A to Article II, Section 2; (ii) Section (h)(ii) of Annex C to
     Article II, Section 3; and (i) Section 8(b) of the Articles Supplementary designating a Series of Shares of Beneficial Interest as Series D Cumulative Redeemable Preferred Shares of Beneficial Interest:

          "For purposes of the foregoing provisions, a "share exchange" means a transaction (including a forward or reverse triangular merger) in which an entity acquires all the issued or all the outstanding equity securities of one or more classes of another entity and which does not affect the existence of either entity, and the term "surviving entity" shall include the entity acquiring equity securities in a share exchange."

          The undersigned officer acknowledges these Articles of Amendment to be the act of the Trust and, as to all other matters or facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.
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          IN WITNESS WHEREOF, the undersigned officer, duly authorized by a majority of the Trustees, has executed these articles of amendment as of this _______ day of _________, 2001.


                                    _________________________________
                                    Charles E. Mueller, Jr.
                                    Senior Vice President and
                                      Chief Financial Officer


ATTEST:



_________________________________
Caroline Brower
Secretary